Exhibit (a)(1)(v)

Offer to Purchase for Cash

Up to 2,600,000 Shares of Common Stock

of

Keystone Consolidated Industries, Inc.

at

$6.50 Net Per Share

by

Contran Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 1, 2011, UNLESS THE TENDER OFFER IS EXTENDED.

February 1, 2011

To Our Clients:

Enclosed for your consideration is an offer to purchase, dated February 1, 2011, and related letter of transmittal (which, as they may be amended and supplemented from time to time, constitute the “tender offer”) in connection with a tender offer being conducted by Contran Corporation, a Delaware corporation (“Contran”).  Contran is offering to purchase for cash up to 2,600,000 shares of common stock, par value $0.01 per share (the “Shares”), of Keystone Consolidated Industries, Inc., a Delaware corporation (“Keystone”), for $6.50 net per Share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions of the tender offer.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.  The letter of transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and subject to the conditions set forth in the tender offer.

We call your attention to the following:

1.	The tender offer price is $6.50 net per Share, cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions of the tender offer.

2.	The tender offer and withdrawal rights will expire at 11:59 p.m., New York City time, on March 1, 2011, unless Contran extends the tender offer.

3.
The tender offer is being made for up to 2,600,000 Shares.  In the event that more than 2,600,000 Shares are tendered, Contran will purchase Shares on a pro-rata basis.  See Section 1 (“Terms of the Tender Offer; Proration”) of the offer to purchase, for more information.

4.
The tender offer is not conditioned upon the receipt of financing or upon any minimum number of Shares being tendered.  However, the tender offer is subject to certain other conditions set forth in Section 13 (“Conditions of the Tender Offer”) of the offer to purchase.

5.
Tendering stockholders will not be obligated to pay brokerage fees or commissions to the depositary or the information agent or, except as set forth in Instruction 6 to the letter of transmittal, transfer taxes on the purchase of shares by Contran pursuant to the tender offer.

If you wish to have us tender any or all the Shares held by us for your account, please so instruct us by completing, executing and returning to us the attached instruction form.  An envelope to return your instructions to us is enclosed.  If you authorize the tender of your Shares, all such Shares will be tendered unless you specify otherwise on the attached instruction form.  Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the expiration date.

In all cases, payment for Shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of (i) certificates representing such Shares or a timely book-entry confirmation respecting such Shares into the depositary’s account at the “book-entry transfer facility” (as defined in the offer to purchase), (ii) a properly completed and duly executed letter of transmittal, or an “agent’s message” (as defined in the offer to purchase and the letter of transmittal) in the case of a book-entry transfer, and (iii) any other documents required by the letter of transmittal.  Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of or amendment to the tender offer or any delay in making payment for the Shares.

The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with applicable law.  However, Contran may, in its discretion, take any actions necessary for it to make the tender offer to its stockholders in any such jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash

Up to 2,600,000 Shares of Common Stock

of

Keystone Consolidated Industries, Inc.

at

$6.50 Net Per Share

by

Contran Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 1, 2011, UNLESS THE TENDER OFFER IS EXTENDED.

The undersigned acknowledge(s) receipt of the enclosed offer to purchase dated February 1, 2011, and the related letter of transmittal, which, as they may be amended and supplemented from time to time, constitute the tender offer (the “tender offer”) by Contran Corporation, a Delaware corporation (“Contran”).  Contran is offering to purchase for cash up to 2,600,000 shares of common stock, par value $0.01 per share (the “Shares”), of Keystone Consolidated Industries, Inc., a Delaware corporation (“Keystone”), for $6.50 net per Share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions of the tender offer.  The tender offer will be conducted upon the terms and subject to the conditions set forth in the offer to purchase, dated February 1, 2011, and the related letter of transmittal.

This will instruct you to tender to Contran the number of Shares indicated below (or, if no number is indicated below, all Shares) that you hold for the account of the undersigned, under the terms and subject to the conditions set forth in the tender offer.

Number of Shares to be tendered: *

Account Number:

Signature(s):

Dated:                                             , 2011

Name(s) and address(es):

(Please Print)

Area code and telephone number:

Taxpayer Identification or Social Security Number:

*  Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Please return this form to the brokerage firm or other nominee maintaining your account.